Exhibit 99.2

Participants
CORPORATE PARTICIPANTS

Pablo E. Paez Executive Vice President-Corporate Relations, The GEO Group, Inc.	James H. Black Senior Vice President & President-Secure Services, The GEO Group, Inc.

George Christopher Zoley Executive Chairman, The GEO Group, Inc.	Ann M. Schlarb Senior Vice President & President-GEO Care, The GEO Group, Inc.

Brian Robert Evans Chief Financial Officer & Senior Vice President, The GEO Group, Inc.	Jose Gordo Chief Executive Officer & Director, The GEO Group, Inc.

OTHER PARTICIPANTS
Joe Gomes Analyst, Noble Capital Markets, Inc.	Jordan M. Sherman Analyst, Ranger Global Real Estate Advisors LLC

Mitra Ramgopal Analyst, Sidoti & Co. LLC	Oren Shaked Analyst, BTIG LLC

Kirk Ludtke Analyst, Imperial Capital LLC

Management Discussion Section
Operator

Good morning and welcome to The GEO Group Fourth Quarter 2021 Earnings Conference Call. All participants will be in listen-only mode. After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note this event is being recorded. I would now like to turn the conference over to Pablo Paez, Executive Vice President, Corporate Relations. Please go ahead.

Pablo E. Paez

Executive Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s fourth quarter 2021 earnings results. With us today are George Zoley, Executive Chairman of the Board; Jose Gordo, Chief Executive Officer; Brian Evans, Chief Financial Officer; James Black, President of GEO Secure Services; and Ann Schlarb, President of GEO Care. This morning, we will discuss our fourth quarter results and our outlook. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our Investor website at investors.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and the supplemental disclosure we issued this morning. Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q and 8-K reports.

With that, please allow me to turn this call over to our Executive Chairman, George Zoley. George?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Thank you, Pablo, and good morning to everyone. And thank you for joining us on our fourth quarter 2021 earnings call. I’m pleased to be joined today by our senior management to review our financial results for the fourth quarter and the full year, the trends for each of our business segments, our financial guidance for 2022 and the recent developments impacting our government agency partners.

With respect to our quarterly performance, we continue to be pleased with the strength of our operating and financial results. In the fourth quarter of 2021, we reported revenues of $557.5 million, which is only approximately 3.5% lower than our quarterly revenues for the fourth quarter of 2020 despite the non-renewal of seven of our federal Department of Justice contracts in 2021.

During the fourth quarter, we incurred a one-time, non-cash deferred tax charge and additional tax expenses related to our transition to a taxable C corporation, which resulted in a net loss attributable to GEO of $0.41 per diluted share. Excluding the deferred tax charge and other extraordinary items from net loss attributable to GEO, our fourth quarter 2021 adjusted net income increased by 15% to $0.38 per diluted share. Our AFFO for the fourth quarter of 2021 increased by 5% to $0.65 per diluted share and our adjusted EBITDA increased 15% year-over-year to $124 million in the fourth quarter of 2021.

Despite the ongoing challenges associated with the COVID-19 pandemic and the non-renewal of seven of our federal Department of Justice contracts in 2021, our diversified business units delivered consistently better than expected performance throughout the year. For the full year, we reported revenues of approximately $2.26 billion, which was less than 5% decline from 2020 despite all the challenges we faced during the year. Our full year adjusted net income of $159 million exceeded our full year 2020 results and our full year AFFO of $299 million was largely consistent with year-over-year. And our adjusted EBITDAre for the year increased by 6% to $467 million.

Looking at each of our segments in more detail, our GEO Secure Services owned and leased facilities experienced a year-over-year decline in compensated occupancy rates of 200 basis points ending the year at 85% of capacity for our active facilities. Our Secure Services owned and leased segment is comprised primarily of facilities under contract with our three federal government agency partners: the Federal Bureau of Prisons; the U.S. Marshals Service; and the U.S. Immigrations Customs Enforcement (sic) [U.S. Immigration & Customs Enforcement] (00:06:10). The BOP, Marshals Service are part of the U.S. Department of Justice and ICE is part of the U.S. Department of Homeland Security.

In addition to the impact of COVID-19 pandemic, the BOP and Marshals Service are subject to the President’s January 2021 executive order, which directed the US Attorney General to not renew the Department of Justice contracts with privately-operated criminal detention facilities. As a result of the executive orders, six of our company-owned facilities under direct contracts with the BOP were not renewed at different times during the year, resulting in the phase out of approximately $240 million in annualized revenues.

As of the end of the year, we only had one company-owned facility under direct contract with the BOP, which generates approximately $38 million in annualized revenues, which we expect will not be renewed when the current contract option expires at the end of September 2022.

In addition, one of our company-owned facilities under direct contract with the U.S. Marshals Service with annualized revenues approximately $19 million was not renewed in March of 2021 and we successfully sold the facility in August of 2021.

At the end of 2021, we had three company-owned or company-leased facilities under direct contracts with the U.S. Marshals Service with annualized revenues of approximately $135 million. One of these facilities has a contract option period that was extended for a six-month period and expires at the end of March this year, while the other two expire in 2023. At this time, our 2022 guidance does not include that facility, although we continue to work on options for keeping the facility in operation.

With respect to ICE, detainee populations have remained significantly below historical levels, in part, we believe, due to the impact of COVID-19-related restrictions. At the end of this year –or last year, ICE facilities housed approximately 21,000 individuals nationwide, while ICE is currently funded for 34,000 beds.

In addition to court mandates related to COVID-19 that limit capacity utilization at certain facilities, a driver of low utilization across ICE facilities has been the Title 42 COVID-related restrictions in place at the southwest border since March 2020. While these restrictions have been eased or lifted for family unit and unaccompanied minors, they remain largely in place for single adults, which is the population that our ICE facilities have historically housed.

We have, however, seen an increase in the utilization of alternatives-to-detention programs. The Intensive Supervision and Appearance Program or ISAP is a key component of the federal government’s alternatives to detention. Our BI subsidiary provides a full suite of monitoring and technology services under the ISAP contract to ensure compliance for individuals undergoing the immigration review process. During 2021, ISAP almost doubled the number of participants under the program.

Moving to our managed-only business, our facilities have continued to experience stable occupancy rates ending the year at 97% capacity. During the fourth quarter, we renewed two managed-only contracts in our Secure Services segment. In Florida, our contract for the Blackwater River Correctional and Rehabilitation Facility was renewed for a two-year term. In Arizona, we renewed our contract for the Central Arizona Correctional Facility for a five-year term.

Our owned and leased reentry services facilities experienced a year-over-year increase in occupancy rates of 100 basis points, but remained at below 50% capacity at year-end as COVID-19-related challenges continue to impact this segment. Throughout the pandemic, new intake at residential reentry centers have significantly slowed down as government agencies across the country have opted for non-residential alternatives, including furloughs, home confinement, day reporting, et cetera.

Our non-residential business experienced an increase consistent with these trends with compensated man-days for our day reporting programs and electronic monitoring services growing by approximately 25% in 2021. Our electric (sic) [electronic] (00:11:52) monitoring and supervision segment has continued to enjoy strong growth, increasing annual revenues by 15% in 2021.

Despite the ongoing COVID-19 challenges in our residential reentry services business, we successfully renewed five residential reentry contracts during the fourth quarter, including four contracts with the Federal Bureau of Prisons.

As we look forward to 2022, our operational focus remains on mitigating the challenges of COVID-19 pandemic while delivering high-quality support services on behalf of our government agency partners. While we experienced a significant increase in COVID cases in the early part of 2022 consistent with the spread of the Omicron variant across the country, we are currently seeing a significant decline in cases among our staff and the individuals in our care.

Our commitment to operational excellence is unwavering and our continued success is underpinned by the dedication of our frontline employees who provide humane and compassionate care to all those entrusted to our facilities and programs.

One of the significant challenges we face is the ability to recruit and retain staff in what has become a very difficult labor market. We’ve been working collaboratively with our government agency partners who themselves are facing the same challenges. Over the past year, we have increased wages in a number of states and are evaluating additional initiatives, including bonuses, change in benefits and policies and alternatives to address the challenges of finding adequate and affordable housing.

At the management and board level, we remain focused on reducing our debt and de-levering our balance sheet. During the fourth quarter, our board unanimously approved a plan to terminate our REIT election and become a taxable C corporation effective for the 2021 fiscal year. The board also voted unanimously to discontinue our quarterly dividend. We expect the change in our corporate tax structure will give us additional flexibility to allocate free cash flow towards reducing net recourse debt.

Over the last two years, we have reduced our net recourse debt by approximately $250 million, and we expect to focus all of our excess cash flow over the next several quarters to further reducing our net recourse debt. The decisions made by our board are consistent with the proactive and multifaceted approach we have implemented to address our future debt maturities, which include our continuing focus on net recourse debt reduction and de-levering, our review of potential sales of company-owned assets and businesses, and our ongoing discussions with our banks and the advisors for our lender and bondholder groups concerning a potential transaction to further reduce our funded recourse debt and extend our debt maturities.

We believe that these are prudent steps, which are in the best interest of our shareholders and other stakeholders. After obtaining our objective of net recourse debt reduction and de-levering, we plan to evaluate the allocation of a portion of free cash flow to fund quality growth opportunities and potentially return capital to shareholders in the future.

Before I turn the call over to Brian, I’d like to highlight another important milestone we achieved in the fourth quarter in 2021 with the publication of our third annual Human Rights, Environmental, Social and Governance report. This report includes new disclosures related to our board oversight of Human Rights and ESG matters, employee, diversity, and training programs, corporate governance and environmental sustainability. Our ESG report also highlights our continued commitment to respecting the human rights and improving the lives of those entrusted to our care. Our ESG report reinforces our commitment to providing enhanced rehabilitation and post-release support services through our award-winning GEO Continuum of Care program.

During 2021, our Continuum of Care facilities delivered approximately 2.8 million hours of enhanced rehabilitation program. We also awarded approximately 2,100 GEDs and high school-equivalent degrees, 6,800 vocational certifications, 5,500 substance abuse treatment completions, and 38,600 behavioral program completions. We continue to be committed to advancing our ESG goals throughout our organization. And to that objective, our board committee structure has been expanded to include a committee on criminal justice, rehabilitation and Human Rights, and we look forward to continued engagement with our shareholders and other stakeholders as we evaluate additional Human Rights and ESG initiatives.

At this time, I’ll turn the call over to Brian Evans to address our debt reduction initiatives in more detail and review our financial results and guidance.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George. Good morning, everyone. As a result of our transition to a taxable C corporation in fiscal year 2021, during the fourth quarter, we incurred a one-time non-cash deferred tax charge of approximately $71 million. We also incurred approximately $21 million (sic) [$29 million] (00:18:05) in incremental income tax in the fourth quarter due to our new higher effective tax rate, including a catch-up tax expense from approximately $17 million in connection with the first three quarters of 2021.

Due to these tax items, we reported a GAAP net loss attributable to GEO of $0.41 per diluted share during the fourth quarter and quarterly revenues of approximately $557.5 million. Our fourth quarter results also include a $700,000 pre-tax gain on real estate assets, $2.2 million in start-up expenses, $4.1 million in M&A related expenses pre-tax, $1.3 million pre-tax loss and settlement on asset divestiture for the previously announced divestiture of our Youth Services business, $3.3 million in close-out expenses, pre-tax, and $2.6 million benefit in the tax effect of the adjustment to net income attributable to GEO.

Excluding these items, the one-time, non-cash deferred tax charge in a portion of additional income tax expense associated with the first three quarters of 2021, we reported fourth quarter adjusted net income of $0.38 per diluted share and AFFO of $0.65 per diluted share. Our fourth quarter 2021 adjusted EBITDA increased by 15% to $124 million. Our performance for the entire year exceeded our prior expectations, which we believe is a testament to the stability and strength of the business. Despite the non- renewal of seven of our federal facility contracts in 2021, representing annualized revenues of approximately $259 million, our company delivered strong financial results.

Our full year 2021 revenues declined less than 5% to $2.26 billion. Our full year 2021 normalized FFO of $234 million and AFFO of $299 million were largely consistent year-over-year, and our full year 2021 adjusted EBITDA increased by 6% to $467 million.

Moving to our financial guidance for 2022, we expect full year net income attributable to GEO and adjusted net income both to be in a range of $0.99 to $1.07 per diluted share on an annual- on annual revenues of approximately $2.17 billion. We expect full year 2022 AFFO to be in a range of $2.05 to $2.13 per diluted share and adjusted EBITDA to be in a range of $422 million to $438 million. We expect to continue to focus on net recourse debt reduction in 2022 consistent with our efforts over the last two years, during which period we reduced net recourse debt by approximately $250 million.

For the first quarter 2022, we expect net income attributable to GEO and adjusted net income both to be between $0.21 and $0.23 per diluted share and AFFO to be between $0.48 and $0.50 per diluted share on quarterly revenues of $550 million to $555 million.

Our 2022 guidance reflects the normalization of the non-renewal of our seven Department of Justice contracts during 2021 with combined annualized revenues of approximately $259 million. Our guidance also does not include the two additional Department of Justice direct contracts that have contract option periods scheduled to expire during 2022, with combined annualized revenues of approximately $90 million.

Our guidance also reflects higher operating expenses, primarily related to wage increases and bonuses for our facility staff, which we have implemented working collaboratively with our government agency partners and have been largely supported by increases in our per diem rate. With respect to other inflationary pressures at this time, the primary impact on our facilities from inflation is related to higher overall labor costs. While we have also experienced inflationary increases in other areas, labor costs have always been our largest operating expense.

With respect to occupancy rates, we have not assumed a significant improvement in utilization in our guidance for our reentry centers and ICE facilities, which currently remain significantly below historical levels, in part, we believe, due to the impact of COVID-19-related restrictions. Despite all these factors, we are pleased that our guidance reflects a decline of less than 10% in our projected adjusted EBITDA for 2022. Our guidance also reflects a higher effective tax rate, which we expect to be approximately 29% as a result of our transition to a taxable C corporation.

Finally, working with our financial and legal advisers, we remain engaged in discussions with our banks and with the advisors to ad hoc groups representing our term loan lenders and our bondholders. The goal of this process is to reach agreement on an executed transaction or series of transactions to reduce our net recourse debt and extend the maturities of our outstanding senior unsecured notes, revolving credit facility, and term loan on reasonable terms. We believe that our company and our lenders and bondholders share an interest in accomplishing this goal, and we are encouraged by our ongoing and productive discussions with these constituencies and their advisors.

We will update our financial guidance accordingly if we are able to complete a transaction to reflect the expected increase in interest expense. For each 1% increase in our weighted average cost of debt, our annualized interest expense would increase by approximately $18 million to $20 million based on our current net recourse debt.

Moving to our capital structure, at the end of 2021, we had approximately $506 million in cash on hand, primarily resulting from the previously announced drawdown of our revolving credit facility. Taking into account our $506 million of cash on hand, our net recourse debt currently stands at approximately $2.1 billion, not including non-recourse debt, finance lease obligations or the mortgage on our corporate headquarters.

We have continued to execute our multifaceted approach, focusing on deleveraging our balance sheet. Between 2020 and 2021, we reduced net recourse debt by approximately $250 million. Going forward, we plan to continue to focus on net recourse debt reduction and deleveraging, with the objective of reducing net recourse debt by at least $150 million to $200 million annually. And we continue to believe we will be able to address our debt maturities in due course on reasonable terms. Our strategy also includes the exploration of potential opportunities to sell company-owned assets and businesses. Between January 2021 and February 2022, we have completed or have entered into contracts for eight sales transaction with proceeds of approximately $64 million.

At this time, I will turn the call over to James Black for a review of our GEO Secure Services segment.

James H. Black

Senior Vice President & President-Secure Services, The GEO Group, Inc.

Thank you, Brian. Good morning, everyone. I’d like to begin by providing you an update on the 2021 operational highlights for GEO Secure Services. Throughout the year, our operational efforts have been focused on the continued implementation of mitigation strategies to address the risks associated with the COVID-19 pandemic. These mitigation initiatives and practices are consistent with the guidance issued by the Centers for Disease Control and Prevention. Our employees have continued to have access to paid leave and paid time off to be able to remain home as needed. And we have made face masks and cleaning supplies continuously available across our facilities.

We made a significant investment of $2 million to deploy Abbott rapid test devices across our facilities, allowing us to screen new arrivals at intake and isolate and quarantine positive cases. Through the end of 2021, we had administered approximately 206,000 COVID tests at our Secure Services facilities since the start of the pandemic. We also invested $3.7 million to install bipolar ionization systems at select Secure Services facilities to reduce the spread of airborne bacteria and viruses.

We continue to work closely with our government agency partners and health departments to make vaccinations available at our facilities. At the end of 2021, approximately 48,000 individuals at our Secure Services facilities had been vaccinated. At this time, 72% of our staff, close to half of our detainees and 80% of state inmates are vaccinated across our Secure Services facilities. We continue to evaluate these steps and we’ll make adjustments based on updated guidance by the CDC and other best practices.

Despite the unprecedented challenges associated with the pandemic, our employees and facilities achieved several important milestones in 2021. Our facility successfully underwent over 150 audits, including internal audits, government reviews, third-party accreditations and certifications under the Prison Rape Elimination Act. Our medical service staff undertook more than 400,000 quality healthcare-related encounters, including intake health screenings, medical and dental visits, sick calls, and offsite appointments.

In 2021, we also completed more than 1.9 million employee training hours and over 42,500 training sessions. Our GTI transportation division safely completed approximately 13.5 million miles driven in the United States and overseas. We are proud of our frontline employees for their commitment to the operational excellence and dedication to delivering humane and compassionate care to all those in our facilities.

Moving to a review of trends impacting our government agency partners, starting at the federal level, the Bureau of Prisons has experienced a decline in federal prison populations over the last decade. This decline has accelerated in the last two years as a result of the COVID-19 pandemic, which slowed the adjudication of criminal cases in the federal courts, further slowing the rate of new intakes into the federal prison system.

After the signing of the President’s Executive Order in January of 2021, the BOP did not renew the direct contracts of our six company-owned facilities, totaling more than 10,000 beds that had contract option periods expiring in 2021. Throughout 2021, we worked closely with the Bureau of Prisons to transition those populations at these facilities. We have enjoyed decade-long partnerships with the Bureau of Prisons and our facilities provide high-quality support services during times when the federal prison system was facing overcrowding challenges.

At the end of 2021, we now have only one remaining company-owned facility with 1,800 beds under direct contract with the Bureau of Prisons and we expect this contract to not be renewed at the end of September 2022.

Unlike the BOP, the U.S. Marshals Service has had stable population levels over the last several years. The USMS houses pre-trial detainees who are facing criminal charges or awaiting sentencing in the federal courts. The USMS does not own and operate detention facilities. This agency contracts for detention capacity primarily through intergovernmental agreements and to a lesser extent, direct contracts with private sector service providers. In 2021, one of our company-owned facilities under direct contract with the USMS was not renewed when its option period expired at the end of the month. We have since sold that facility.

Additionally, one other facility, which we leased from a third-party, has a direct contract with an option period that was set to expire at the end of September 2021. This contract was extended by the U.S. Marshals Service through the end of March of 2022 and our current guidance does not include that contract, although we continue to work on options for keeping the facility in operation. We also have one other company-owned facility and one company-leased facility that have direct contracts with the U.S. Marshals Service. And in those cases, the contract option period expires in 2023.

With respect to ICE, the processing centers the agency relies on continue to face COVID-19-related restrictions and their utilization remains significantly below historical levels. Court-mandated guidelines related to social distancing and the Title 42 public health restrictions at the southwest border have been the primary drivers of this lower utilization. At the end of 2021, ICE Processing Centers nationwide housed approximately 21,000 individuals. ICE is currently funded for 34,000 beds and the agency is currently under our continuing resolution.

Appropriations bills for the current fiscal year which end on September 30 and for the next fiscal year which begins on October 1 are currently being considered by Congress. Our focus continues to be on providing high-quality support to ICE and the Department of Homeland Security. The ICE Processing Centers where GEO provides support services offers 24/7 access to quality healthcare, access to legal counsel, culturally sensitive meals approved by registered dietitians, access to faith-based and religious opportunities and enhanced recreational amenities, including artificial turf soccer fields, covered pavilions and exercise equipment, et cetera.

Moving to a discussion of our state government agency partners, nationwide, correctional agencies are facing significant staffing challenges as a result of a rapidly changing labor market. Over the last year, we have increased wages at a number of our facilities and we are exploring additional initiatives to improve the recruitment and retention of staff in the communities where our facilities are located. These initiatives include paying bonuses, enhancing paid time off policies and considering alternatives to address the challenges our staff often face in finding adequate and affordable housing. We are undertaking these efforts in a collaborative way with our government agency partners.

Over the last couple of years, we have been able to secure additional funding in Arizona, Georgia, Florida, Oklahoma and other states either through the legislative appropriations process or working directly with our customers to support wage increases and other recruitment and retention efforts.

With respect to contracted activity during the fourth quarter, we renewed two state correctional facility contracts. In Florida, we renewed our contract for the Blackwater River Correctional and Rehabilitation Facility for a two-year period. In Arizona, our contract for the Central Arizona Correctional Facility was renewed for a five-year term. The significant challenges of the COVID-19 pandemic have also highlighted the need for modern facilities to replace older inefficient prisons that are more costly to operate. Several of our state government partners have in recent years pursued initiatives to replace older infrastructure with more modern facilities under public-private partnerships.

In Arizona, the state recently announced the closure of several older prisons to be replaced with the increased use of public-private partnership facilities. In Alabama, we recently entered into a purchase agreement for the state to buy our idle Perry County Correctional Facility. In New Mexico, the state transitioned our Guadalupe County Correctional Facility to a leased-only agreement with the Department of Corrections taking over the management functions.

In Georgia, the current budget under consideration by the state legislature includes funding for the state to purchase or lease a public-private partnership facility and separately build a new prison. In Florida, the state legislature is considering construction of two new 4,500-bed correctional facilities as part of its correctional modernization program. Similarly, other states, including Hawaii, are considering building replacement facilities to replace older prisons.

At this time, I will turn the call over to Dr. Ann Schlarb for a review of GEO Care.

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

Thank you, James, and good morning, everyone. I’d like to review the 2021 operational highlights for our GEO Care business unit, which includes our Reentry Services and electronic monitoring and supervision segments as well as our GEO Continuum of Care programs. Consistent with the efforts at our Secure Services facilities, GEO Care facilities and programs focused on implementing COVID-19 mitigation strategies throughout the year. These strategies and practices are consistent with the guidance issued by the CDC. Our efforts continue to be focused on increased sanitation, testing, deploying face masks, additional screening measures for entry into our facilities as well as ensuring that our employees have access to paid leave and paid time off to remain home as needed. We evaluate these steps on an ongoing basis and we will make adjustments based on updated guidance by the CDC and other best practices.

Looking at each of our segments, our GEO Reentry Services facilities continue to operate significantly below historical occupancy levels throughout 2021. Our residential reentry centers have been impacted by the spread of COVID-19 and the imperative of providing for safe environments that includes social distancing measures and other practices. As a result, government agencies across the country have prioritized placement of justice-involved individuals in the non-residential alternatives like furloughs, home confinement, day reporting, and electronic monitoring programs.

Notwithstanding these challenges, during 2021, GEO Reentry Services renewed 31 residential reentry contracts, including 15 contracts with the Federal Bureau of Prisons. Additionally, our non-residential business experienced strong growth in 2021 as a result of these trends. Throughout the year, we opened 12 new day reporting centers in Idaho, Tennessee, Louisiana, and California, with capacity to provide services for up to approximately 1,000 individuals.

Our electronic monitoring and supervision segment also continued to grow during 2021, with annual revenues increasing by 15%. BI provides a full suite of electronic monitoring and supervision solutions, products and technologies on behalf of federal, state and local agencies across the country. At the federal level, BI supports the U.S. Department of Homeland Security, providing technology solutions, ballistic case management, supervision and monitoring under the Intensive Supervision and Appearance Program, also called ISAP. ISAP is a key component of the federal government’s Alternatives to Detention program or ATD. BI has provided services under the ATD program since 2004 and was awarded a five-year contract for ISAP in 2020 through a competitive rebid that is effective through July of 2025.

Over this long tenure, BI has established itself as the premier provider of comprehensive community-based case management, supervision and monitoring services with an unparalleled footprint of offices, technologies and partnerships with community-based and non-governmental organizations. During 2021, the number of non-citizens under the ISAP program almost doubled. Recently, ICE issued a competitive procurement for a new ATD program, which is incremental to ISAP. This new program involves young adults and is expected to have approximately 16,000 participants. This program is expected to closely resemble the Family Case Management Program that ICE implemented seven years ago, which GEO Care bid on one and implemented back then. We expect BI to bid on this new ATD program for young adults, and we believe that we are well-positioned for this procurement given the BI’s ICE unparalleled expertise and scope.

Finally, despite the significant challenges associated with the COVID-19 pandemic, we are proud that our GEO Continuum of Care programs achieved several important milestones throughout the year. In 2021, we completed approximately 2.8 million hours of enhanced rehabilitation programming. Our academic programs awarded approximately 2,100 GEDs and high school equivalency degrees, and our vocational cour ses awarded approximately 6,800 vocational training certification. Our substance abuse treatment programs awarded approximately 5,500 program completions and we achieved over 38,000 behavioral program completions. We also provided post-release support services to more than 4,500 individuals returning to their respective communities.

Our GEO Continuum of Care integrates enhanced in-custody rehabilitation, including cognitive behavioral treatment, with post-release support services that address community needs of released individuals, including housing, food, clothing, transportation and employment assistance. We believe that the scope of our award-winning program is unparalleled and provides a proven successful model on how the 2.2 million people in the US criminal justice system can be better served in changing their lives. We’re very proud of our frontline employees who have continued to deliver rehabilitation and reentry programming to those in our care throughout these difficult times.

At this time, I’ll turn the call to Jose for closing remarks.

Jose Gordo

Chief Executive Officer & Director, The GEO Group, Inc.

Thank you, Ann. We are very proud of all of our employees who have demonstrated incredible commitment and dedication during this unprecedented global pandemic. We are pleased with our operational achievements and financial performance throughout 2021. We recognize the challenges that our facilities continue to face. We are very focused on efforts to enhance the recruitment and retention of staff across the country. This is one of the most significant challenges facing both public and private organizations today, and our management team fully recognizes its importance.

We are also working diligently to address our debt maturities. We recognize the concerns related to our ability to access financing in the future. We have made significant progress towards reducing our net recourse debt over the last two years, and that will continue to be a key focus going forward. We have laid out a multifaceted approach to address our future debt maturities, including a continued focus on debt reduction and deleveraging, the change in our corporate tax structure from a REIT to a taxable C corporation, and ongoing review of potential sales of company-owned assets and businesses and more recently, our ongoing engagement with our banks and with the advisors of our lender and bondholder groups.

Our goal with this process is to be able to reach agreement on and execute a transaction or series of transactions to reduce our net recourse debt and extend the maturities of our outstanding senior unsecured notes, our revolving credit facility and our term loan all on reasonable terms. We are engaged in these discussions in good faith and believe that we share a common interest with our lenders and bondholders to successfully complete this process. But we also plan to evaluate other capital structure alternatives with the assistance of our financial and legal advisors.

After attaining our objective of net recourse debt reduction, we plan to evaluate the allocation of a portion of free cash flow to fund quality growth opportunities and potentially return capital to shareholders in the future. We believe that our company remains resilient with strong cash flows that are supported by valuable real estate assets and diversified contracts entailing essential government services. That completes our remarks. We would be glad to take questions.

Question And Answer Section

Operator

We will now begin the question-and-answer session. [Operator Instructions] The first question will come from Joe Gomes of Noble Capital. Please go ahead.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Good morning and thanks for taking my questions.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Good morning, Joe.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

So – hi. I wanted to start off, there’s a report out, I think it was yesterday, on a potential BI pilot –a US pilot program that BI could be doing under – for immigrants under house arrest and was wondering, how does that – is that the same ones you were talking about for the 16,000 potential? Are those two different potential programs? And on the pilot program, if it is a different program, maybe you could give us some type of color as to the timing for the pilot and what that could potentially mean for BI.

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

Morning, Joe. This is Ann Schlarb and thank you for your questions. These are two different programs that you’re reading about in the media. The one that is publicly announced is the RFP for a young adult case management program and that’s up for – that’s for approximately 16,000 participants in about 16 different locations across the company. The second that is in the media is the home confinement pilot that’s been discussed in the media and we’re not at liberty to speak further about that at this point.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. But obviously there’s lots of stuff going on that potentially could be a incremental positive for BI there.

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

As we discussed, our population has grown significantly and alternatives are being used extensively, so I believe that is correct.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. Thank you for that. And on the debt reduction, you mentioned a couple times your objective for net recourse debt reduction. Was wondering, can you kind of quantify that? Are you looking for a specific number or net debt – leverage ratio? And also kind of hand in hand with that, with your discussions with the various groups on the debtholders, they’ve been going on for a while reportedly. What are you have come to agreement with or close to agreement with and what still seems to be something that you need to narrow the gap in?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, let me address the first. I think what we’ve said is on an annual basis, we believe we’ll generate approximately $150 million to $2 million in net free cash flow that we can use to reduce debt. And we speak about net recourse debt reduction right now because currently we’re sitting with a lot of cash on the balance sheet. We haven’t actually paid down any debt this year. We paid down some debt, but mostly we’re sitting on cash and part of that is to be used in connection with these negotiations with the various creditor groups. And it’ll be – part of the negotiation is the allocation of that cash to the different tranches of debt that we’ve discussed.

I think there’s a number of different items that we’re discussing. I don’t really want to prejudice the discussions by talking about those publicly. We did release some information that there’s issues around covenants and structure and mandatory payments, excess cash flow sweep, interest rates. So there’s a lot of different items that are being discussed and we’re – I think we’re making good ground on most of those areas.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Any feel for how much longer this will take or is it just still, hey, we’re in the discussion process and they could just drag on for a while here?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, as we said, I think all of the parties or their advisors are involved and engaged and so we hope that it’ll move at a reasonable pace, but it is a complicated process. There’s obviously different – there’s the banks, there’s the term loan lenders, there’s the noteholders, there’s different constituencies within those groups. So it’s a complicated process to work through resolving that but we’re hopeful that we’ll make meaningful progress in the first half of this year, hopefully.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. And kind of similarly, you’ve talked about potential or reviewing potential asset sales or business sales. Can you give us any kind of color or update on the progress there and what kind of timing you may be looking at for completion of that review?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, I would say it’s an ongoing review. I think I mentioned and maybe George mentioned as well that we sold over the last year or so about $65 million worth of net proceeds, mostly of asset sales and mostly we’re looking at idle facilities as they become available that we believe makes more sense to sell rather than try to redeploy. Most of those have been smaller facilities. The most recent one was our Perry facility in Alabama that was about $15 million and there are some other land that we own, other idle assets, smaller assets that we continue to market and try to sell.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. Thanks on that. And you mentioned, as we all know, the government’s operating under a continuing resolution and you talk about some of the bills that are for the rest of this government fiscal year and going into the 2023 government fiscal year that are currently being reviewed in Congress. And could you give us maybe some color as to where the current negotiations are in funding compared to where they’ve been historical? You mentioned a couple of times that there’s today roughly around 19,000 ICE detainees. They have funding for 34,000. Do you still think they’re going to stay at that 34,000 level for funding or do you think that’s going to come down from there?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, we really don’t know. The current discussions are about another short- term continuing resolution of just four to six weeks, I believe. So, following that, there will be an attempt to do a full budget for the balance of the fiscal year but it could be another continuing resolution. I think somebody said it’s been maybe 20 years since there’s been a actual budget that has been approved. Since then, we’ve been working on continuing resolutions of some sort or another.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Okay. Thanks for that. And I guess one more, if I may. Any kind of new news that you guys might be seeing on when Title 42 might be lifted?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

No, we really don’t have any insight into that. We’ve been hearing that it’s imminent but it’s been imminent a long time.

Joe Gomes

Analyst, Noble Capital Markets, Inc.

Yes, that is true. Well, thanks for taking the questions. Really appreciate it.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, Joe.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Thank you.

Operator

The next question comes from Mitra Ramgopal of Sidoti. Please go ahead.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Yes. Hi. Good morning. Thanks for taking the questions. First, a couple as it relates to the labor environment. Most likely, you should be seeing a pickup in occupancy rates with the pandemic receding and mandates being largely lifted, et cetera. Curious in terms of your ability to handle increased occupancy given the tight labor market.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

We are. Our vacancy levels are most depressed in state facilities as compared to our federal facilities where the wages are significantly higher and there’s often a contractual requirement to provide essentially full staffing. So, the area of concern is primarily in the adult of – in the area of state institutions and we’ve been working with our governmental partners to increase those wages. And I think we’ve been fairly successful on a client-by-client basis in doing so. And we’re hoping by the midpoint of the year or maybe a little bit later that the labor market normalizes, then we get back to where we were in pre-pandemic days.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. And so, you do have the ability to go back to the clients fairly quickly to sort of mitigate the...

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Yes, we do.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

...cost increases you’re seeing right now? Okay, okay. And as it relates to the debt refinancing, just one clarification here and I know it’s very complicated and still early in the process. But should we be looking for maybe three separate announcements as it relates to 2023, 2024 and 2026 or could it potentially be all taken care of in terms of one big announcement?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

I don’t want to say anything’s possible. I mean the preference and the objective is to deal with the bulk of the capital structure at one time. It’s sort of a global type process or settlement. So, what we’re working towards and there’s obviously no guarantee of that, it could be something piecemeal. But the idea is to have an announcement that relates to clearly the maturities of 2023 and 2024 across all of the capital stack or the debt stack and then even some of the 2026 maturities might be affected as well.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. Thanks. And, Brian, as it relates to the fourth quarter, we saw a lot of one-time items in there. Just curious as we look into maybe the first quarter here or even 2022, if most of that will be pretty much gone.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Yeah. I think that’s the case. We had a number of I’d call it maybe transitional items in 2021. We had some asset divestitures. I think we’ll continue to maybe see some gain or loss on disposal of assets. And as we’re working through this financial restructuring, we’ll continue to have some costs associated with that. But I would think that would be the big areas of potential sort of one-off type issues or costs.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. Thanks. And then, just on the revenue guidance, just curious in terms of maybe your assumptions or expectations as it relates to occupancy rates moving up, whether it’s from cross-border apprehensions, et cetera, or increase in court sentencing activity. Just some more color on your thought process there. And I know you’ve talked about the BI growing really strongly in 2021 and maybe your expectations in terms of that run rate continuing in 2022 and maybe beyond.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

So, I would say on – I think James went through in pretty good detail each of our different customer segments, if you will. And as George mentioned, our state customers are, for the most part, at pretty high occupancy levels. The Marshals contracts are a little more volatile, but are in pretty good shape as well. We continue to see lower occupancy levels in our ICE facilities and I think in 2021, we were pretty transparent that we did not forecast occupancy levels above the minimum occup ancy guarantees. And for the most part in 2022, we’ve been consistent with that, although we do expect those numbers to improve maybe later in the year, but we haven’t really forecasted anything above that.

As you indicated, there was significant growth in the ISAP contract during 2021. We’ve got continued growth, but not at that kind of rate. We’re not going to be that aggressive with what may occur there. Policies around that can be volatile. So we’ve tried to take a sort of prudent approach with that. There is some growth, but it’s not as significant as what we saw in 2021.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. Thanks. And then, on the idle facilities, I’m assuming you’re not counting on any new business in terms of where things stand on that front right now.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Yeah. In our guidance, we usually don’t include any speculative new business. We’re certainly working aggressively to reactivate some of those facilities, but we haven’t included any new business related to those facilities in the forecast.

Mitra Ramgopal

Analyst, Sidoti & Co. LLC

Okay. Thanks for taking the questions.

Operator

The next question will come from Kirk Ludtke of Imperial Capital. Please go ahead.

Kirk Ludtke

Analyst, Imperial Capital LLC

Hello, everyone. Can you hear me?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Yes, we can.

Kirk Ludtke

Analyst, Imperial Capital LLC

Wonderful. Very helpful call. Thank you. I just have a couple follow-ups with respect to the guidance and then maybe some of these new business opportunities. The revenue guidance for 2022 looks like it’s down about $100 million year-over-year at the midpoint and I suspect that some of that is the loss of these nine contracts that you’ve assumed go away. What are the other...

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Yeah. I mean most of that is – most of that’s going to be driven by the BOP facility and the one Marshals facility that went away in 2021, the normalization of those expirations. And then, as we indicated, there are few contracts in 2022 that we also expect to transition away. And then, that’s offset by various per diem adjustments that George alluded to related to some of our state contracts to deal with some of the mostly wage pressure that we’ve had at those facilities and then, as well as whatever assumptions we’ve made on our non-residential electronic monitoring business.

Kirk Ludtke

Analyst, Imperial Capital LLC

Interesting. Thank you. That’s helpful. You might have mentioned this, but what have you assumed with respect to the ICE contracts that are expiring in fiscal 2022?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

So, we’ve assumed the contracts renew as they come up. We don’t have any of those going away.

Kirk Ludtke

Analyst, Imperial Capital LLC

Okay. Fantastic. Thank you. And the margins look pretty consistent with fiscal 2021 despite the higher labor costs, it’s really remarkable. With respect to the new business, you mentioned Georgia and Florida, do you know how many people reside in those facilities in Georgia that they’re scheduled to close?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

No. On Georgia, there – I don’t know that there’d be a closure of a facility.

James H. Black

Senior Vice President & President-Secure Services, The GEO Group, Inc.

No.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

James, do you know?

James H. Black

Senior Vice President & President-Secure Services, The GEO Group, Inc.

I don’t know if they’ve announced any closure, but.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

And they certainly haven’t announced any closures in Florida. That’s yet to be determined, probably over a period of time.

Kirk Ludtke

Analyst, Imperial Capital LLC

Oh, okay. I thought Georgia had – I guess, they just announced that they’re going to build new facilities.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Yeah.

Kirk Ludtke

Analyst, Imperial Capital LLC

And I guess I assumed that they are closing some old ones, but maybe not. In any event, does that –is that situation in Georgia an opportunity for you? I mean, I know you’ve got D. Ray vacant.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Yes, we believe there’s an opportunity in Georgia for us.

Kirk Ludtke

Analyst, Imperial Capital LLC

Great. Do you know what they’re thinking in terms of timing?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

No. I mean, they’re still in legislative session, and they have to get through that, and I’m assuming that it’s favorably reviewed and approved by the governor that it would probably be in the second half of the year. Same with Florida.

Kirk Ludtke

Analyst, Imperial Capital LLC

Do you have a – I mean, you might have mentioned this, but how big the opportunity in Florida is?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, the discussion presently is for two 4,500 bed facilities.

Kirk Ludtke

Analyst, Imperial Capital LLC

Wow. Okay. Sizable. Thank you. And then, lastly, on voluntary work programs, I noticed that you –ICE agreed to let you close or shut down the program in Washington State, and I’m just curious if you have plans to do something similar elsewhere in other ICE facilities and if there’s any update you can provide on that front with respect to maybe ICE indemnifying you for any losses you incur, that type of thing?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, the program that was shut down in Tacoma resulted in a fairly modest increase in contracted services to replace the program. So, we have essentially full staffing at that facility and a modest detainee population level, approximately 500, so there’s probably 300 staff – 300 or 400 staff to look after 500 detainees. Because of the pandemic and COVID-19, the detainee levels and the employee levels are kind of out of whack in the sense that there’s a lot more employees to look after a lot less detainees.

Kirk Ludtke

Analyst, Imperial Capital LLC

Thank you. I was wondering if you were terminating the voluntary work programs throughout all of your ICE facilities.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

No. No, we’re not. And that’s not our decision. It’s an ICE decision as to where a discontinuation of this program could take place because otherwise, it’s the contractual requirement for any operator of an ICE facility to administer the volunteer work program.

Kirk Ludtke

Analyst, Imperial Capital LLC

Got it. Thank you. Is there – and it might be too early for this, but have they expressed any willingness to share any costs you may be incurring, offering that program to detainees?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, we’re in discussions on that issue.

Kirk Ludtke

Analyst, Imperial Capital LLC

Great. Thank you very much. Great call.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Thank you.

Operator

The next question will be from Jordan Sherman with Ranger Global. Please go ahead.

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

Hey. Thanks. Thanks for hanging in there. I just want to clarify something on the guidance. Apologize if I missed it specifically. You said embedded in the guidance is a current interest rate on the facilities or an expected change in the interest rate on the facilities –on your facilities that are in discussions.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

The guidance is based on our status quo debt capital structure.

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

Got it. Okay. Then I wanted to ask you about in terms of assets for sales, is it individual assets? Is it business lines? Is there anything off the table for sale?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, I think I described what is for sale. I don’t know that I would say what’s off the table, but we described what is for sale. Generally, idle facilities, smaller assets that we feel...

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

Got it. Okay.

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

....makes more sense economically to dispose of than it does to try to redeploy those assets.

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

Got it. Okay, I apologize I missed that comment. And then, just lastly, the electronic monitoring business. I’m wondering, there is that comment about the potential pilot program with ICE. I’m just wondering, from a government standpoint, that doesn’t seem like a particularly difficult business to –I shouldn’t say that way, but it doesn’t require a new facility to be built. It just requires staffing essentially plus some equipment. Why is that a business that’s not being done – run by the government? I mean, all things considered what’s going on with – politically, why is that something they are considering doing with you rather than doing themselves?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

I think most...

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

Hey, Jordan, this is an Ann Schlarb. And I would say the government would have to respond to specifically why they were procuring rather than doing it themselves. But ICE is fundamentally a law enforcement agency, and these services that are provided are very much on the case management side. So, it essentially becomes a valuable tool to augment it for ICE when they’re carrying out their responsibilities.

Of note on this particular RFP, it is not a technology-based RFP, so it does not include electronic monitoring. It’s a very case management-intensive type of program. And it works very closely with community-based and non-governmental organizations. And those are the types of services that we’ve been providing for the agency for 17, 18 years now. And so, I think there’s a proven track record and working closely with the private sector in providing these and generating good outcomes and successes in the programs.

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

Right. I guess let me ask that a little different. I appreciate that point is that –I was asking why are they not deciding. I apologize that you answered the question I asked, not the one that I was trying to ask. I guess my question is, in general, there are state and local agencies that do this type of monitoring. Is that correct? Monitoring case management.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Probably there are, but as I think Ann said, ICE is not an – they’re not operators. They are more of a law enforcement agency. I mean they don’t operate any ICE facilities, any.

Jose Gordo

Chief Executive Officer & Director, The GEO Group, Inc.

They don’t operate a call center.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

No. And Marshals Service are not an operating entity, so it’s not unusual, it’s...

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

They don’t. Right.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

...it’s norm. And it’s...

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Most of the -most to George’s point, most of the—at the state, federal or local level, these are services that are provided by companies like BI and other private sector company.

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

I guess I appreciate the point about ICE and Marshals. Even at the local level, you’re saying that generally speaking these are not services provided by governmental agencies.

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

They’re – this is more social service type services that they’re looking at in this RFP again doing – looking.

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

Yeah.

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

...ICE makes the decision to refer them, but then there’s assessments that’s done, it’s identifying needs, looking at how to successfully.

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

Right.

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

...move them through the immigration process, connecting them with local government—non-governmental organizations, making sure they get to court on time, really helping and assisting them through the process which is a level of detail and work that isn’t just normally part of the law enforcement day-to-day routine.

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

Yes. No, I apologize. I appreciate that point. I was moving on from that ICE thing, too, to just asking about the electronic monitoring and services business in general, right? So, in general, not specifically related to the ICE - this ICE new pilot program, are electronic monitoring services and these other social services also provided by governmental agencies and outsourced in some cases? It’s just not a business that...

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

In some cases...

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

...I apologize, because it’s a business that I haven’t focused on that as much.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

...in some cases like county sheriff departments have electronic monitoring program. In other cases, in local government, they contract out those services. So it’s - there’s thousands and thousands of local governments around the country. I think it’s 3,000. So we don’t have an explanation of what all of them do. We know that we have several of those customers. I think in in BI, they have 1,000 customers between...

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

Right.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

...counties and local government.

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

That’s correct, George, and there’s a variety of models out there. They’re pretty numerous where they normally lease the equipment. And then the intensity of how the provider gets involved in assisting the government is up to how they put their scope of work out, what they’re looking for, and that is varied...

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

Got it.

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

...across the thousands of contracts that we have across the country.

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

Perfect. That’s what I was aiming at. Thank you. That does help.

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

You’re welcome. Sorry, I can be a little literal in my response.

Jordan M. Sherman

Analyst, Ranger Global Real Estate Advisors LLC

No, no, no. You asked the right – I –we eventually got to my right question. That wasn’t you. I’m sorry. Thank you.

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

You’re welcome.

Operator

The next question is from Oren Shaked of BTIG. Please go ahead.

Oren Shaked

Analyst, BTIG LLC

Hi. Good morning. Most of my questions have been answered, but I just had two quick ones. The cost performance in 2021 was obviously excellent. In light of some of the comments that you’ve made, is it fair to assume that you don’t see the same opportunity to potentially outperform again this year?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

This is Brian. So we’ve taken a tempered view on –as we’ve said, some of those cost benefits were the result of lower occupancy levels at our facilities as a result of the COVID pandemic. There could be some benefit that continues in 2022, but we’ve tried to take a reasoned and moderate approach to that.

Oren Shaked

Analyst, BTIG LLC

Understood. And, Brian, the cash did come in a little lighter than what you were forecasting in the cleansing docs. Can you just help us out with why that is?

Brian Robert Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

So we had one customer – a fairly substantial customer that was delayed in payments, nothing to do with us or any invoicing. They actually put in place a new system of payment processing system. And they’re probably about four months behind on payments, which is worth about probably like $30 million to $40 million. So, we expect them to catch up in the first quarter, at the latest early second quarter.

Oren Shaked

Analyst, BTIG LLC

Understood. That’s it for me. Thank you.

Operator

And this concludes our question-and-answer session. I would now like to turn the conference back over to George Zoley for any closing remarks.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, thank you for joining us on this conference call and we look forward to our next one. Thank you.

Operator

Thank you. The conference has now concluded. Thank you all for attending today’s presentation. You may now disconnect your lines. Have a great day.